                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            GENESEE & WYOMING INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           [LOGO] GENESEE & WYOMING

                            GENESEE & WYOMING INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 20, 1997

  The Annual Meeting of Stockholders of GENESEE & WYOMING INC. (the "Company") will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Tuesday, May 20, 1997 at 11:00 a.m., local time, for the following purposes more fully described in the accompanying proxy statement:

  1. To elect two directors of the Company.

  2. To consider and act upon a proposal to approve and ratify Amendment No. 1 to the Genesee & Wyoming Inc. 1996 Stock Option Plan, which increases the total number of shares of Class A Common Stock available for option grants thereunder from 450,000 to 650,000.

  3. To consider and act upon a proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997.

  4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Gray, Jr.
                                          Secretary

Dated: April 17, 1997

                            GENESEE & WYOMING INC.
                                71 LEWIS STREET
                         GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Genesee & Wyoming Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company, which will be held on Tuesday, May 20, 1997, and at any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to stockholders on or about April 17, 1997. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless it is revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or both of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the two director nominees named herein and, unless otherwise indicated, FOR each of the other two proposals described in this proxy statement and the accompanying notice of meeting.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

                                    VOTING

  As of March 31, 1997, the record date for the Meeting (the "Record Date"), there were issued and outstanding (i) 4,399,953 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and
(ii) 846,556 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and at any adjournments thereof.

  Each stockholder of record on the Record Date is entitled to one vote for each share of Class A Common Stock registered in his name, and ten votes for each share of Class B Common Stock registered in his name. All actions submitted to a vote at the Meeting will be voted on by the holders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") voting together as a single class. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

  Once a quorum is present, directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting, and the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Meeting will be required for approval and ratification of each of the other two proposals described in this proxy statement and the accompanying notice of meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth as of the Record Date certain information concerning shares of Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class of Common Stock, (ii) each director of the Company, (iii) each "Named Executive" (see "Executive Compensation"), and (iv) all directors and executive officers of the Company as a group.

                                       CLASS A          CLASS B
                                     COMMON STOCK     COMMON STOCK
                                     BENEFICIALLY     BENEFICIALLY
                                        OWNED            OWNED
                                   ---------------- ----------------
       NAME AND ADDRESS OF         NO. OF  PERCENT  NO. OF  PERCENT  PERCENT OF
       BENEFICIAL OWNER (1)        SHARES  OF CLASS SHARES  OF CLASS  VOTE (2)
       --------------------        ------- -------- ------- -------- ----------
Mortimer B. Fuller, III (3)....... 616,646   14.0%  658,283   77.8%     56.0%
James M. Fuller (4)............... 153,901    3.5    11,100    1.3       2.1
Louis S. Fuller (5)............... 108,519    2.5   147,019   17.4      12.3
John M. Randolph (6)..............  12,600    0.3     7,400    0.9       0.7
Philip J. Ringo (7)...............   3,700    0.1        -      -         -
Mark W. Hastings (8)..............   7,800    0.2     7,400    0.9       0.6
Charles W. Chabot.................   2,084     -         -      -         -
Spencer D. White..................     350     -         -      -         -
David J. Collins..................     200     -         -      -         -
Robert I. Melbo...................     200     -         -      -         -
J.P. Morgan & Co. Incorporated
(9)............................... 445,100   10.1        -      -        3.5
 60 Wall Street
 New York, NY 10260
Fiduciary Trust Company
International (10)................ 391,300    8.9        -      -        3.0
 2 World Trade Center
 New York, NY 10048
The Equitable Companies
Incorporated et al. (11).......... 327,800    7.5        -      -        2.5
 787 Seventh Avenue
 New York, NY 10019
All Directors and Executive
 Officers as a Group
 (13 persons) (12)................ 906,700   20.6   831,202   98.2      71.7

--------
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 71 Lewis Street, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.
 (2) Reflects the voting power of the share holdings of each stockholder shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. See "Voting."
 (3) The amounts shown include: (i) 317,091 shares of Class A Common Stock and 386,093 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) an aggregate of 288,640 shares of Class A Common Stock and an aggregate of 272,190 shares of Class B Common Stock held by three family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is sole trustee or co-trustee; and (iii) 10,915 shares of Class A Common Stock owned by Mr. Fuller's mother which, together with the shares held by such family trusts of which Mr. Fuller is co-trustee, are subject to a Voting Agreement pursuant to which Mr. Fuller has been granted irrevocable proxies to vote all such shares through March 20, 2008.
 (4) The amounts shown include: (i) 11,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock owned by Mr. Fuller individually; and (ii) an aggregate of 142,801 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee.

 (5) The amounts shown include: (i) 30,000 shares of Class A Common Stock and 133,144 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) 41,144 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 30,000 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; and
     (iv) 7,375 shares of Class A Common Stock and 13,875 shares of Class B Common Stock owned by Mr. Fuller's daughter, as to which shares he disclaims beneficial ownership.
 (6) The amounts shown include: (i) 11,600 shares of Class A Common Stock and 7,400 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; and (ii) 1,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph's wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership.
 (7) Such shares are owned by Mr. Ringo's wife, and he disclaims beneficial ownership thereof.
 (8) The amounts shown include: (i) 7,400 shares of Class A Common Stock and 7,400 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; and (ii) 400 shares of Class A Common Stock beneficially owned by Mr. Hastings' minor children, as to which shares he disclaims beneficial ownership.
 (9) The amount shown and the following information is derived from an Amendment No. 1 to Schedule 13G dated February 28, 1997: J. P. Morgan & Co. Incorporated has the sole power to vote 287,800 of such shares and the sole power to dispose of all 445,100 shares.
(10) The amount shown and the following information is derived from a Schedule 13G dated January 28, 1997: Fiduciary Trust Company International, a bank (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), has sole voting power with respect to 332,900 of such shares, shared voting power with respect to 58,400 such shares and sole dispositive power with respect to all 391,300 shares.
(11) The following information is derived from a Schedule 13G dated February 12, 1997 filed jointly on behalf of The Equitable Companies Incorporated, AXA, five French mutual insurance companies as a group, and their subsidiaries: The amount shown includes 4,200 shares beneficially owned by The Equitable Life Assurance Society of the United States (a subsidiary of The Equitable Companies Incorporated) acquired solely for investment purposes and 323,600 shares beneficially owned by Alliance Capital Management L.P. (a subsidiary of The Equitable Companies Incorporated) acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. The Equitable Life Assurance Society of the United States and Alliance Capital Management L.P. each have sole power to vote and sole power to dispose of the respective shares owned by them.
(12)See footnotes (3) through (8) of this table.

                             ELECTION OF DIRECTORS

  Two of the Company's five directors are to be elected by the stockholders at the Meeting, each to hold office for a term expiring in 2000 or until his successor is duly elected and qualifies.

  The Board of Directors recommends the election of the two nominees named below, both of whom are currently directors of the Company. Unless authority to vote for one or both of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the two nominees named below.

  The Board of Directors does not contemplate that either of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

                      PROPOSED FOR ELECTION AS DIRECTORS
                                AT THE MEETING

                                                                       DIRECTOR
                         NAME AND BACKGROUND                            SINCE
                         -------------------                           --------
JAMES M. FULLER, age 56, has been Regional Sales Manager of the          1974
Harvey Salt Co., a distributor of salt and water purification chemicals, since 1995. From 1983 until 1993, Mr. Fuller was National
Account Manager-Export for Akzo Nobel Salt, Inc., where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller,
III and Louis S. Fuller.
JOHN M. RANDOLPH, age 71, has been a financial consultant and private    1986
investor for more than the past five years. In 1965 he founded and was Chief Executive Officer of Randolph Computer Corporation, one of
the first computer leasing companies. He subsequently served as
Chairman and Chief Executive Officer of J.M. Randolph and Associates,
a company created to manage certain computer leasing assets acquired by the Bank of Boston.

              DIRECTORS WHOSE TERMS DO NOT EXPIRE AT THE MEETING

  The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                               DIRECTOR  TERM
                     NAME AND BACKGROUND                        SINCE   EXPIRES
                     -------------------                       -------- -------
MORTIMER B. FULLER, III, age 54, has been President and Chief    1973    1999
Executive Officer of the Company since 1977. He also serves
as Chairman of the Board and of the Board's Executive
Committee. He is a graduate of Princeton University, Boston
University School of Law and Harvard Business School. Mr.
Fuller is a director of the American Short Line Railroad
Association. He is a founding member of the Regional
Railroads of America, and serves on that Association's
executive committee. He also serves on the Board of Directors of Detection Systems, Inc. Mr. Fuller is a first cousin of
James M. Fuller and Louis S. Fuller.
LOUIS S. FULLER, age 55, has been a member of Courtright and     1974    1998
Associates, an executive search firm, since 1992. Mr. Fuller serves on the Advisory Board of Pioneer American Bank. He is a first cousin of Mortimer B. Fuller, III and James M.
Fuller.

                                                               DIRECTOR  TERM
                     NAME AND BACKGROUND                        SINCE   EXPIRES
                     -------------------                       -------- -------
PHILIP J. RINGO, age 55, has been President and Chief            1978    1998
Executive Officer of Chemical Leaman Tank Lines Inc., a
trucking firm, since 1995. From 1992 to 1995, he served as
President and Chief Operating Officer of The Morgan Group,
Inc. and Chairman and Chief Executive Officer of Morgan Drive
Away, Inc., a common and contract carrier for the
manufactured housing and recreational vehicle industries.
From 1988 to 1992, Mr. Ringo was Chief Executive Officer and
President of Energy Innovations, Inc., a monitoring and
communications equipment firm. Prior to that, he served as
President of ATE Management and Service Co., Inc., now known as Ryder/ATE, Inc. (municipal transportation services). Mr.
Ringo also serves on the Board of Directors of Chemical
Leaman, Inc.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors held eight meetings during the year ended December 31, 1996 ("1996"). Each director attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

  The Board of Directors has established, among other Committees, an Audit Committee and a Compensation and Stock Option Committee of the Board. Although the Company has no standing Nominating Committee, the Board of Directors will consider director nominees recommended by stockholders. Such recommendations should be sent to the Company, to the attention of the President.

  The current members of the Audit Committee are John M. Randolph (Chairman), James M. Fuller and Philip J. Ringo. The Committee reviews with Arthur Andersen LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, Arthur Andersen LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of Arthur Andersen LLP. The Audit Committee held two meetings during 1996.

  The current members of the Compensation and Stock Option Committee are Philip J. Ringo (Chairman), Louis S. Fuller and John M. Randolph. The Committee makes recommendations to the Board with respect to compensation paid to the Company's management and administers the Company's 1996 Stock Option Plan (the "Option Plan"). See "Proposal to Approve and Ratify an Amendment to the Option Plan to Increase the Number of Shares Available for Option Grants." The Compensation and Stock Option Committee held three meetings during 1996.

DIRECTORS' COMPENSATION

  During 1996, the Company paid cash directors' fees aggregating $50,500 to its outside (non-employee) directors, consisting of fees of $2,100 per Board meeting attended, $500 per Board Committee meeting attended not in conjunction with a Board meeting, $250 per Committee meeting attended in conjunction with a Board meeting, and $250 per meeting attended by telephone. All of the Company's directors other than Mortimer B. Fuller, III qualify for such payments. The Company also reimburses its directors for travel expenses in connection with attendance at Board meetings.

DIRECTORS' OPTIONS

  Pursuant to the Company's Stock Option Plan for Outside Directors (the "Directors' Plan"), during 1996 each outside director of the Company (that is, each director other than Mortimer B. Fuller, III) was granted a non-statutory option, expiring on June 27, 2006, to purchase 8,000 shares of Class A Common Stock at an exercise price of $17.00 per share (the contemporaneous initial public offering price of the Class A Common Stock). Each option becomes exercisable in annual increments of one-third commencing June 28, 1997, is not transferable except by will or intestacy, and lapses within stated periods following the death of the director or cessation of his service as a director. Such options are subject to customary anti-dilution provisions and acceleration of vesting upon a change in control of the Company. The Directors' Plan covers options to purchase up to an aggregate of 50,000 shares of Class A Common Stock and also provides for the grant of certain options to each new outside director of the Company upon his or her election to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  During 1996, Mortimer B. Fuller, III, a director and executive officer of the Company, inadvertently filed late with the Securities and Exchange Commission (the "SEC") one report disclosing six related transactions in his Common Stock, and Alan R. Harris, an executive officer of the Company, inadvertently filed late with the SEC one report disclosing one transaction in his Common Stock. Both of such reports have since been filed, and all of the Company's directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                              EXECUTIVE OFFICERS

  The Company is currently served by nine executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

  MORTIMER B. FULLER, III, age 54, has been President and Chief Executive Officer of the Company since 1977. Further information about Mr. Fuller is set forth above under "Election of Directors."

  MARK W. HASTINGS, age 47, Senior Vice President, Chief Financial Officer and Treasurer, has been the Company's chief financial officer since he joined the Company in 1978. Prior to joining the Company, Mr. Hastings was a credit analyst for Marine Midland Bank. He currently represents the short line industry on the Board of the Railroad Clearing House, which has been established to create the administrative systems and banking functions for the electronic settlement of all rail industry interline freight payments.

  FORREST L. BECHT, age 53, Senior Vice President-Louisiana and Texas, joined the Company in 1987 as General Manager of Louisiana & Delta Railroad, Inc., and now serves as its President and General Manager. His 25-year career in the railroad industry has included service with The Atchison, Topeka and Santa Fe Railway from 1968 to 1981 in a succession of staff and line positions in its mechanical and operating departments. Mr. Becht is a director of the American Short Line Railroad Association and is active in several other railroad operating associations.

  JAMES W. BENZ, age 48, became Senior Vice President-GWI Railroad Switching Services in March 1997. Since 1987, he has been President of Rail Link, Inc., which the Company acquired in November 1996.

  CHARLES W. CHABOT, age 50, Senior Vice President-New York and Pennsylvania, joined the Company as Senior Vice President-Marketing and Sales in 1991. He became President of Buffalo & Pittsburgh Railroad, Inc. in 1992. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (predecessor of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning. He also served as a management consultant with Booz, Allen and Hamilton. Mr. Chabot represents the short line railroad industry on the Board of Directors of Operation Lifesaver, Inc.

  DAVID J. COLLINS, age 39, became Senior Vice President-Marketing and Development in January 1997. From 1992 to 1997, he was Vice President of Marketing for the New York and Pennsylvania railroads, responsible for marketing, safety, information systems and special projects. From 1990 to 1992, he was General Manager of Genesee and Wyoming Railroad Company and Rochester & Southern Railroad, Inc. Mr. Collins joined the Company in 1979.

  ALAN R. HARRIS, age 48, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was

Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

  ROBERT I. MELBO, age 54, Senior Vice President-Oregon, is President and General Manager of Willamette & Pacific Railroad, Inc. He joined the Company in 1993 as General Manager after over 25 years of service in operations with Southern Pacific Transportation Company in various capacities, including Manager-Field Operations, Northern Willamette Valley, and Superintendent of the Oregon Division.

  SPENCER D. WHITE, age 36, Senior Vice President-Illinois, is President and General Manager of Illinois & Midland Railroad, Inc. He joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads.

                            EXECUTIVE COMPENSATION

  Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the years ended December 31, 1996 and 1995, paid by the Company to those persons who were, at December 31, 1996, (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and (iii) an officer who would have been one of the four most highly compensated other executive officers but for the fact that he did not become an executive officer of the Company until 1997 (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                              -------------------------    --------------------------
                                                                 AWARDS       PAYOUTS
                                                           ------------------ -------
                                                 OTHER                                  ALL
                                                ANNUAL     RESTRICTED                  OTHER
                                                COMPEN-      STOCK             LTIP   COMPEN-
   NAME AND PRINCIPAL          SALARY   BONUS   SATION       AWARDS   OPTIONS PAYOUTS SATION
        POSITION         YEAR ($) (1)  ($) (2)  ($) (3)       ($)       (#)     ($)   ($) (4)
   ------------------    ---- -------- -------- -------    ---------- ------- ------- -------
MORTIMER B. FULLER, III
 President and Chief     1996 $312,464 $156,500      -         -      90,000     -    $57,020
 Executive Officer...... 1995  286,456   70,400      -         -          -      -      8,933
MARK W. HASTINGS
 Senior Vice President,
 Chief Financial Officer 1996  177,234   80,400      -         -      45,000     -     22,432
 and Treasurer.......... 1995  115,375   22,700      -         -          -      -      7,086
CHARLES W. CHABOT
 Senior Vice President-
 New York and            1996  154,106   55,400      -         -      25,000     -     31,776
 Pennsylvania........... 1995  138,116   15,400      -         -          -      -      9,557
SPENCER D. WHITE         1996   87,892   31,350 $52,830(5)     -      15,000     -      9,476
Senior Vice President-
 Illinois............... 1995   72,249    7,350      -         -          -      -      2,926
DAVID J. COLLINS (6)
 Vice President of
 Marketing-New York and  1996   88,709   30,350      -         -      30,000     -     11,599
 Pennsylvania........... 1995   88,025   26,350      -         -          -      -      4,101
ROBERT I. MELBO
 Senior Vice President-  1996   92,350   24,700      -         -      20,000     -     35,481
 Oregon................. 1995   87,363    6,700      -         -          -      -      9,506

--------
(1) The amounts shown include cash compensation earned and paid during the year indicated as well as cash compensation deferred at the election of the Named Executive.
(2) The bonuses shown were awarded and paid in the succeeding year for services rendered during the year indicated.
(3) Except with respect to Mr. White for 1996, the value of perquisites and other personal benefits are not shown on the table because the aggregate amount of such compensation (if any) for each year shown did not exceed 10% of the Named Executive's annual salary and bonus for that year.
(4) The amounts shown for 1996 reflect: (i) Company contributions to the Company's 401(k) Savings Plan on behalf of the Named Executives as follows: Mr. Fuller-$1,215, Mr. Hastings-$1,215, Mr. Chabot-$1,215, Mr. White-$1,185, Mr. Collins-$899 and Mr. Melbo-$762; (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to the Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$55,330, Mr. Hastings-$20,742, Mr. Chabot-$30,086, Mr. White-$7,576, Mr. Collins- $10,225 and Mr. Melbo-$34,676; and (iii) the value of life insurance premiums paid by the Company for the benefit of each Named Executive under a group life insurance program as follows: Mr. Fuller-$475, Mr. Hastings- $475, Mr. Chabot-$475, Mr. White-$715, Mr. Collins-$475 and Mr. Melbo-$43.
(5) The amount shown reflects a one-time moving expense reimbursement.
(6) Mr. Collins was elected Senior Vice President-Marketing and Development, and became an executive officer of the Company, in January 1997. The amounts shown on the table reflect compensation paid to him in his prior capacity with the Company.

STOCK OPTIONS

  Shown below is further information on grants of stock options during 1996 to the Named Executives. All such options were granted under the Option Plan. See "Proposal to Approve and Ratify an Amendment to the Option Plan to Increase the Number of Shares Available for Option Grants." The Company has no provision for stock appreciation rights.

                             OPTION GRANTS IN 1996

                         INDIVIDUAL GRANTS                          GRANT DATE VALUE
------------------------------------------------------------------- ----------------
                                   PERCENT OF
                                  TOTAL OPTIONS
                          OPTIONS  GRANTED TO   EXERCISE               GRANT DATE
                          GRANTED EMPLOYEES IN   PRICE   EXPIRATION  PRESENT VALUE
          NAME              (#)    FISCAL YEAR   ($/SH)     DATE        ($) (1)
          ----            ------- ------------- -------- ---------- ----------------
Mortimer B. Fuller, III.  63,600      16.3%      $17.00   6/23/01       $589,572
         ...............  26,400       6.8        18.70   6/23/01        233,112
Mark W. Hastings........  45,000      11.6        17.00   6/23/01        417,150
Charles W. Chabot.......  25,000       6.4        17.00   6/23/01        231,750
Spencer D. White........  15,000       3.9        17.00   6/23/01        139,050
David J. Collins........  30,000       7.7        17.00   6/23/01        278,100
Robert I. Melbo.........  20,000       5.1        17.00   6/23/01        185,400

--------
(1) The hypothetical grant date present values for options granted during 1996 are presented pursuant to the rules of the SEC and are calculated under the modified Black-Scholes Model for pricing options, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in forecasting an option's present value. Factors used to value the options shown on the table include the expected volatility rate of the shares underlying the option (53.24%), the risk free rate of return (7.08%), the projected dividend yield (none) and the time to expiration (5 years). The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Class A Common Stock over the option exercise price per share at the time the option is exercised. There is no assurance that the hypothetical grant date present values of the options reflected on the table will be realized.

  Shown below is information with respect to all unexercised options to purchase Class A Common Stock held by the Named Executives at December 31, 1996. No options were exercised by the Named Executive during 1996.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                      VALUE OF ALL UNEXERCISED
                           SHARES           UNEXERCISED OPTIONS HELD   IN-THE-MONEY OPTIONS AT
                          ACQUIRED  VALUE         AT FY-END (#)            FY-END ($) (1)
                          ON EXER- REALIZED ------------------------- -------------------------
          NAME            CISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------  -------- -------- ----------- ------------- ----------- -------------
Mortimer B. Fuller, III.      -        -          -        90,000           -      $1,552,620
Mark W. Hastings........      -        -          -        45,000           -         798,750
Charles W. Chabot.......      -        -          -        25,000           -         443,750
Spencer D. White........      -        -          -        15,000           -         266,250
David J. Collins........      -        -          -        30,000           -         532,500
Robert I. Melbo.........      -        -          -        20,000           -         355,000

--------
(1) Expressed as the excess of the market value of the Class A Common Stock at December 31, 1996 ($34.75 per share) over the exercise price of each option.

SEVERANCE AGREEMENTS

  The Company is a party to agreements with each of its nine current executive officers which provide that upon termination of the officer's employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

REPORT OF THE COMPENSATION COMMITTEE
WITH RESPECT TO EXECUTIVE COMPENSATION

  The following report of the Compensation and Stock Option Committee (the "Committee") required by the rules of the SEC to be included in this Proxy Statement shall not be deemed incorporated by reference by any statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

  The following discussion applies to the compensation of all of the Company's executive officers, including Mortimer B. Fuller, III, the Chief Executive Officer, and the other Named Executives.

 EXECUTIVE COMPENSATION PHILOSOPHY:

  The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and its operating regions and to increasing stockholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters, if necessary, based on this review. More importantly, the Company's executive compensation program relies to a great degree on incentive compensation, both annual and long-term.

  Executives are rewarded based upon Company-wide performance, regional performance (in the case of executives who are regional managers) and individual performance. Company-wide performance and regional performance are evaluated by reviewing the extent to which strategic and business plan objectives are met, including such factors as achieving operating profit and operating efficiencies. For example, pre-determined levels of profitability must be met before any incentive compensation is paid, so that every executive is motivated to achieve profitability for his region (or, in the case of executives who are not regional managers, for the Company as a whole). Individual performance is evaluated by reviewing each executive's performance against set annual objectives.

  The Company's executive compensation program currently consists of annual salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

 EXECUTIVE COMPENSATION PROGRAM:

  The Company's executive compensation program is structured to attract and retain key executives capable of increasing revenues, promoting innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing stockholder value.

  The annual cash compensation paid to executives consists of base salary and cash bonuses. Salaries are reviewed by the Committee at the end of each year and may be changed at that time based on recommendations of the Chief Executive Officer. Factors considered are an executive's performance, changes in competitive compensation levels and changes in the executive's responsibilities within the Company.

  Annual incentive compensation in the form of cash bonuses are awarded under the Company's cash bonus plan. Under this plan, the Company awards annual bonuses to certain key employees (including the nine current executive officers) based on pre-tax earnings targets and the meeting of individual performance objectives.

  At the beginning of each year, each executive officer provides the Chief Executive Officer with his individualized objectives for the year, which include financial, business and operational goals (for example, an improved safety program). The Chief Executive Officer reviews, modifies (if necessary) and approves each executive's individual objectives, and during the year he gives executives ongoing feedback on their progress in meeting those objectives. After the end of each year, the Chief Executive Officer evaluates each executive's accomplishment of his objectives and provides performance appraisals to the Committee. The Chief Executive Officer also provides the Committee with his recommendations for each executive's cash bonus for the year just ended, which are based on (i) the Company's financial performance for the year and, in the case of an executive who is a regional manager, his region's financial performance for the year, and (ii) the executive's success in meeting his objectives for the year. The performance appraisals and the Chief Executive Officer's recommendations are considered by the Committee in deciding the amount of each executive's bonus (if any) for the year just ended. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance and recommended bonus compensation is provided by the Chairman of the Committee.

  Maximum bonus percentages under the cash bonus plan currently range from 15% to 50% of annual salary. The maximum bonus percentage assigned to each executive depends on the degree to which such executive is responsible for financial results. In addition, the Committee has discretion to award cash bonuses outside the parameters of the cash bonus program in the case of extraordinary performance by an executive. Based on the Company's financial performance in 1996 and their respective individual performances, the six Named Executives were awarded bonuses for 1996 aggregating $378,700.

  Long-term incentives are provided through the grant of stock options under the Option Plan. The Committee views stock options as a means of aligning the long range interests of key employees, including executives, with those of the stockholders by providing them with the opportunity to build a meaningful stake in the Company. Options are granted in the discretion of the Committee based on the Committee's evaluation of each key employee's contribution and expected future contribution to the Company's financial success. During 1996, the Committee granted to an aggregate of 106 employees (including the nine current executive officers) options to purchase an aggregate of 389,500 shares of Class A Common Stock. See "Executive Compensation--Stock Options" and "Proposal to Approve and Ratify an Amendment to the Option Plan to Increase the Number of Shares Available for Option Grants."

  Executive and other employees are also entitled to participate in the Company's 401(k) Savings Plan, which provides retirement, death and disability benefits to employees and includes both employer and employee contributions.

 CHIEF EXECUTIVE OFFICER COMPENSATION:

  The key performance measure used to determine the 1996 compensation package for Mortimer B. Fuller, III was the Committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company.

  Mr. Fuller has no employment agreement with the Company. The Committee fixes Mr. Fuller's salary each year based on its evaluation of Mr. Fuller's performance during the prior year and the challenges the Committee believes the Company and its Chief Executive Officer will face in the coming year. The Committee fixed Mr. Fuller's salary for 1996 at $302,200. The Committee believes that Mr. Fuller's salary is fixed at a level which is comparable to the base salaries paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at comparable companies engaged in similar businesses.

  Consistent with the Company's executive compensation philosophy, Mr. Fuller's total compensation package depends to a large degree on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the Company's cash bonus plan, which is paid after the end of the year and is based on the profitability of the Company and Mr. Fuller's individual performance. The long-term incentive component currently takes the form of the grant of stock options under the Option Plan. Both the annual and long-term components of Mr. Fuller's incentive compensation are variable and closely tied to corporate performance in a manner which encourages dedication to building profitability and stockholder value.

  In evaluating the performance and setting the compensation of Mr. Fuller as the Company's Chief Executive Officer, the Committee has taken particular note of the substantial increase in the Company's stockholder value over a number of years in general and specifically from 1995 to 1996, as well as the numerous significant accomplishments which the Company achieved in 1996.

  On June 24, 1996, the Company successfully completed its initial public offering of Class A Common Stock, with gross proceeds (net of underwriters' compensation) of $45.8 million. From that date to December 31, 1996, the market price of the Class A Common Stock increased 104.4%, from $17.00 per share to $34.75 per share, substantially out-performing both the Nasdaq Composite Total Return Index (US) and the Company's designated industry peer group. See "Executive Compensation--Stock Price Performance Graph." In addition, during 1996 the Company successfully completed three important acquisitions.

  Among the key indicators of the Company's performance in 1996, operating revenue increased 45.7% from $53.4 million in 1995 to $77.8 million in 1996, and operating income increased 112% from $6.6 million in 1995 to $14.0 million in 1996. Fully-diluted earnings per share increased 110% from $.71 in 1995 to $1.49 in 1996. Carloads increased 68.9% from 119,000 for 1995 to 201,000 for
1996.

  The Committee views the success of the Company's initial public offering, its successful consummation of key acquisitions in 1996 and its outstanding financial achievements in 1996 to be attributable in large measure to Mr. Fuller's leadership, vision and hard work. In addition, Mr. Fuller has built a top-rate management team and has established a strong record of innovation, quality improvement and efficiency.

  Mr. Fuller's annual and long-term incentive compensation package for 1996 included a cash bonus in the amount of $156,500 and the grant of options to purchase 90,000 shares of Class A Common Stock. Mr. Fuller's compensation package has successfully focused on the importance of increasing profitability and stockholder value by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          Philip J. Ringo, Chairman
                                          Louis S. Fuller
                                          John M. Randolph

INSIDER PARTICIPATION IN COMPENSATION COMMITTEE

  The Chief Executive Officer of the Company consults with the Compensation and Stock Option Committee. He participates in discussions of the Committee and makes recommendations to it, but he does not vote or otherwise participate in the Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation and Stock Option Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Committee with respect to his own compensation and benefits.

STOCK PRICE PERFORMANCE GRAPH

  Set forth below is a line graph comparing, for 1996 since the Company's initial public offering on June 24, 1996, the cumulative total stockholder return on the Class A Common Stock, based on the market price thereof, with the cumulative total return of (i) companies on the Nasdaq Composite Total Return Index (US) and (ii) an industry peer group comprised of the following companies: Delaware Otsego Corporation, Emons Transportation Group Inc., Pioneer RailCorp, Providence and Worcester Railroad Co., Railamerica Inc. and RailTex Inc. (collectively, the "Peer Group").

                             [GRAPH APPEARS HERE]

                   COMPARISON OF CUMULATIVE RETURN
   AMONG GENESEE & WYOMING INC - CLA, NASDAQ COMPOSITE INDEX AND PEER GROUP

Measurement period                             NASDAQ
(Fiscal year Covered)                         COMPOSITE         PEER
                          GENESEE & WYOMING     INDEX           GROUP
                          -----------------   ---------        --------
Measurement PT -
06/24/96                     $   100.00      $   100.00      $   100.00

FYE 12/96                    $   204.41      $   108.92      $   105.66

  ASSUMES $100 INVESTED ON JUNE 24, 1996 IN THE COMPANY'S CLASS A COMMON STOCK, THE COMPANIES COMPRISING THE NASDAQ COMPOSITE TOTAL RETURN INDEX (US) AND THE COMPANIES COMPRISING THE PEER GROUP.

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

  The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                             RELATED TRANSACTIONS

  The Company, Mortimer B. Fuller, III, the other eight executive officers of the Company (the "Other Executives") and all holders of the Class B Common Stock are parties to a Class B Stockholders' Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase the shares that remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See "Security Ownership of Certain Beneficial Owners and Management."

                PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO
                        THE OPTION PLAN TO INCREASE THE
                 NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS

BACKGROUND OF PLAN AND DESCRIPTION OF AMENDMENT

  At the 1996 Annual Meeting, the stockholders approved the Genesee & Wyoming Inc. 1996 Stock Option Plan (the "Option Plan"). The Option Plan is designed to create an incentive for executive and other employees of the Company and its subsidiaries to remain in the employ of the Company and its subsidiaries and to contribute to their success by providing the opportunity for stock ownership.

  On January 31, 1997, in an effort to ensure that the Company continues to receive the benefits of the Option Plan, the Board of Directors approved and adopted Amendment No. 1 to the Option Plan, which amends Section 4 of the Option Plan to increase the number of shares of Class A Common Stock available for option grants thereunder from 450,000 to 650,000, and directed that Amendment No. 1 be submitted to stockholders for their approval and ratification at the Meeting.

  The Company has adopted a policy of granting options to purchase shares of Class A Common Stock to a large number of key employees at various levels of employment, and the Board of Directors believes that such grants have helped to motivate the Company's employees to excel in their work by aligning their prospects with those of the Company's stockholders. The Board of Directors further believes that the Company's successful financial performance during 1996 was due, in part, to this policy and the incentives it provides to key employees. In furtherance of this policy, the Company has to date granted to 106 key employees (including the Named Executives and the Company's other executive officers) options to purchase an aggregate of 389,500 of the 450,000 shares of Class A Common Stock currently available under the Option Plan, leaving only 60,500 shares remaining for future grants. Therefore, the Company would be unable to make significant additional option grants to new key employees, particularly those resulting from possible future acquisitions, or as further incentive to existing key employees, including the Named Executives and the Company's other executive officers. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan will assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

DESCRIPTION OF OPTION PLAN AS PROPOSED TO BE AMENDED

  The following is a summary of the principal features of the Option Plan.

  INCREASE OF SHARES AVAILABLE. The Option Plan currently provides for the granting of stock options to purchase up to an aggregate of 450,000 shares of Class A Common Stock (subject to adjustment as described below). If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan. Amendment No. 1 to the Option Plan, if approved by the stockholders, would increase the number of shares of Class A Common Stock available for option grants thereunder from 450,000 to 650,000.

  NATURE OF OPTIONS. The Company may grant under the Option Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Stock Options"). The Company receives no consideration for the grant of any options under the Option Plan.

  TERM. The Option Plan will continue in effect until all shares of Class A Common Stock subject to issuance under options granted thereunder have been purchased or expire unexercised, provided that no options may be granted under the Option Plan after June 23, 2006.

  ADMINISTRATION. The Option Plan is administered by the Compensation and Stock Option Committee of the Board (the "Committee"). Each member of the Committee must be a disinterested director within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Committee has authority in its discretion and without limitation: (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date(s) when each option becomes exercisable, and the vesting schedule (if any) of each option,
(ii) to accelerate the vesting of any option, irrespective of its vesting schedule, and (iii) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons.

  ELIGIBILITY. Options under the Option Plan may be granted to those persons selected from time to time by the Committee from the full-time employees of the Company and its subsidiaries, including employees who are also officers or directors of the Company. As of March 20, 1997, the Company had approximately 700 full-time employees.

  TERMS AND CONDITIONS OF OPTIONS; OPTION PRICE. Except as described below, the minimum option price of any option granted under the Option Plan is the market value of the Class A Common Stock on the grant date of the option, and the term of the option, which is determined by the Committee, may not exceed ten years from the grant date. The market value of the Class A Common Stock (reflected by the last sale price thereof as reported by the Nasdaq Stock Market) on March 20, 1997 was $30.25 per share.

  Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Class A Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

  An optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Committee on the option grant date: (i) in cash, or (ii) by delivery of shares of Class A Common Stock (valued at its then market value) already owned by the optionee.

  NON-TRANSFERABILITY; EFFECT OF DEATH OR TERMINATION OF EMPLOYMENT. During the lifetime of an optionee, an option may be exercised only by him and only while he is an employee and has been an employee continuously since the option grant. Options may be exercised for stated periods after termination of employment in the case of the optionee's death, permanent and total disability, or termination for other reason. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise.

  VESTING ACCELERATION. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

  ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, and the number and kind of shares covered by each outstanding option and the per share exercise price thereof, will be appropriately adjusted by the Committee.

  AMENDMENTS. The Board of Directors, without further stockholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the adjustment provisions described above), no amendment may be made without the approval of the stockholders which would:
(i) increase the maximum number of shares that may be issued under the Option Plan; (ii) reduce the minimum option exercise price; (iii) change the class of employees eligible to be granted options; (iv) extend the period for granting or exercising options; or (v) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the stockholders, prior to such approval the Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the stockholders fail to approve such amendment at their next meeting.

  SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the 450,000 shares currently issuable upon exercise of options granted and to be granted under the Option Plan. If Amendment No. 1 to the Option Plan is approved and ratified by the stockholders at the Meeting, the Company intends to register the additional shares issuable upon exercise of options granted and to be granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

  FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

  Nonstatutory Stock Options: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

  The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee's gross income.

  Subject to certain limitations on the deductibility of capital losses, if an optionee disposes of any shares acquired upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the fair market value of such shares at the time ordinary income was recognized and the amount realized on disposition of such shares. The gain or loss will be either long-term or short-term, depending on whether the shares have been held for more than 12 months from the date of exercise. The Company is not entitled to any tax deduction in connection with such disposition of shares. Capital gain is taxed at ordinary income rates, except that the maximum tax rate for long-term capital gain is currently 28%.

  Incentive Stock Options: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee's individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee's individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired through the exercise of an Incentive Stock Option, the basis of the shares so acquired will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price.

  Subject to certain limitations on deductibility of capital losses, when the shares acquired upon exercise of an Incentive Stock Option are sold, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If such holding period requirements of the Code are not met, the sale of the shares acquired upon exercise of an Incentive Stock Option is a "disqualifying disposition" and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term or short-term depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option.

NEW PLAN BENEFITS

  Each of the Named Executives and other executive officers of the Company is eligible to be granted additional options under the Option Plan if Amendment No. 1 to the Option Plan is approved by the stockholders. The following table sets forth the amount and dollar value of all option grants actually received to date under the Option Plan by the Named Executives and by certain groups of individuals. The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable, because option grants under the Option Plan are in the discretion of the Committee.

                                                               DOLLAR   NUMBER
                                                               VALUE      OF
                        NAME AND POSITION                     ($) (1)    UNITS
      ------------------------------------------------------ ---------- -------
      MORTIMER B. FULLER, III............................... $1,147,620  90,000
      President and Chief Executive Officer
      MARK W. HASTINGS .....................................    596,250  45,000
      Senior Vice President, Chief Financial Officer and
      Treasurer
      CHARLES W. CHABOT.....................................    331,250  25,000
      Senior Vice President-New York and Pennsylvania
      SPENCER D. WHITE......................................    198,750  15,000
      Senior Vice President-Illinois
      DAVID J. COLLINS .....................................    397,500  30,000
      Senior Vice President-Marketing and Development
      ROBERT I. MELBO.......................................    265,000  20,000
      Senior Vice President-Oregon
      ALL EXECUTIVE OFFICERS................................  3,532,620 285,000
      ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS..........          0       0
      ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR
       DIRECTORS............................................  1,066,625 104,500

--------
(1) Expressed as the excess of the market value of the Class A Common Stock on March 20, 1997 ($30.25 per share) over the exercise price of each option. Options have been granted on various dates and have exercise prices ranging from $17.00 per share to $33.25 per share.

REQUIRED VOTE AND BOARD RECOMMENDATION

  The affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of Amendment No. 1 to the Option Plan. The Board of Directors recommends a vote in favor of this proposal, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                       SELECTION OF INDEPENDENT AUDITORS

  The firm of Arthur Andersen LLP, certified public accountants, served as the independent auditors of the Company for 1996. In addition to the audit of the 1996 financial statements, the Company engaged Arthur Andersen LLP to perform certain services for which it was paid professional fees. The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of Arthur Andersen LLP and approved such services prior to their being rendered.

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the stockholders do not approve this selection, the Board of Directors will reconsider its choice.

  The Company has been advised by Arthur Andersen LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  In order for any stockholder proposal to be included in the Company's proxy statement to be issued in connection with the 1998 Annual Meeting of Stockholders, such proposal must be received by the Company no later than December 12, 1997.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                          ANNUAL REPORT ON FORM 10-K

  UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SEC. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GENESEE & WYOMING INC., 71 LEWIS STREET, GREENWICH, CONNECTICUT 06830 (ATTENTION: MARK W. HASTINGS, SENIOR VICE PRESIDENT).


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Gray, Jr.
                                          Secretary

Dated: April 17, 1997

PROXY

                             GENESEE & WYOMING INC.

  The undersigned hereby appoints MORTIMER B. FULLER, III and JAMES B. GRAY, JR., and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock, and all shares of the Class B Common Stock (if any), of GENESEE & WYOMING INC. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Tuesday, May 20, 1997 at 11:00 a.m., local time, and at any adjournment or adjournments thereof.

  This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior Proxy given by the undersigned. Unless authority to vote for one or both of the nominees is specifically withheld as indicated on the reverse, a signed proxy will be voted FOR the election of the two nominees for directors and, unless otherwise specified, FOR each of the other two proposals listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 17, 1997, describing more fully the proposals set forth herein.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                        SEE REVERSE
                                                           SIDE

[X] Please mark votes as in this example.

1.  Election of Directors.


  Nominees: James M. Fuller, John M. Randolph
  [ ] FOR

  [ ] WITHHELD

  [ ]                                                          Mark Here   [ ]
     --------------------------------------------------------- For Address
     For both nominees except as noted above                   Change and
                                                               Note Below

2. Proposal to approve and ratify Amendment No. 1 to the Genesee & Wyoming Inc. 1996 Stock Option Plan, which increases the total number of shares of Class A Common Stock available for option grants thereunder from 450,000 to 650,000.

                 [ ] FOR     [ ]  AGAINST         [ ] ABSTAIN

3. Proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997.

                 [ ] FOR     [ ]  AGAINST         [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


                                          Please date and sign name exactly as
                                          it appears hereon. Executors,
                                          administrators, trustees, etc. should
                                          so indicate when signing. If the
                                          stockholder is a corporation, the full
                                          corporate name should be inserted and
                                          the proxy signed by an officer of the
                                          corporation, indicating his title.


Signature:                 Date:          Signature:                Date:
          -----------------     ----------          ----------------     -------